PRESS RELEASE

Amy Banse Appointed to Clorox Board

OAKLAND, Calif., Sept. 15, 2016 – The Clorox Company (NYSE: CLX) today announced the election of Amy Banse to its board of directors effective Sept. 15, 2016.

“Amy has deep experience in media, digital media, technology and telecommunications,” said Pamela Thomas-Graham, independent lead director of the board. “Throughout her life and career she has been drawn to consumer-oriented products and services that solve problems, delight customers and make lives better. She has an extensive track record of driving growth and delivering profits. I’m delighted she will bring valuable insights into digital media and marketing to Clorox along with her knowledge of technology trends and experience in investing in, starting and building companies.”

Since 2011, Banse (57) has served as managing director and head of funds for Comcast Ventures. In 2005, Banse founded Comcast Interactive Media and, for the next six years, she led the company’s online strategy and oversaw its digital properties, including Fandango, Xfinity.com, and Xfinitytv.com. Since joining Comcast in 1991, Banse has held various other positions at the company, including overseeing the development of Comcast’s cable network portfolio. Earlier in her career, she was an associate at Drinker, Biddle & Reath LLP.

Additional information about The Clorox Company board of directors can be found at www.thecloroxcompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 8,000 employees worldwide and fiscal year 2016 sales of $5.8 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and Renew Life® digestive health products. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company also has been broadly recognized for its corporate responsibility efforts, most notably receiving two Climate Leadership Awards for Excellence in 2015 and a Safer Choice Partner of the Year Award in 2016 from the U.S. Environmental Protection Agency as well as being named to CR Magazine's 2016 Best Corporate Citizens list and included in the 2016 Newsweek Green Rankings. The Clorox Company and its foundations contributed nearly $17 million in combined cash grants, product donations, cause marketing and employee volunteerism in the past year. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

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Media Relations

Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com
Kathryn Caulfield 510-271-7209, kathryn.caulfield@clorox.com

Investor Relations

Landon Dunn 510-271-7256, landon.dunn@clorox.com
Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com